Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of this 28th day of June, 2004, is by and among MTC Technologies, Inc., an Ohio corporation (the “Buyer”), MTC Technologies, Inc., a Delaware corporation (“Parent”), and the Command Technologies, Inc. Employee Stock Ownership Plan (“CTI ESOP”), Lynn O. Kravitz, Michael L. Cauldwell, James G. Warthen, George Ostrom, Dennis Killian, James Conroy, Donald E. Rose, Beth Miratsky, Richard C. Loving as trustee for the Leslie Pullin Trust, Robert T. Rose, Jeffrey Rose and Donna D. Dubinskas (collectively the “Shareholders”).

RECITALS

A. The Shareholders are the registered and beneficial owners of all of the issued and outstanding shares (the “Shares”) of common stock, par value$0.01 (“Common Stock”), of Command Technologies, Inc., a Virginia corporation (the “Company”); and

B. The Shareholders desire to sell to the Buyer, and the Buyer desires to purchase from the Shareholders, all of the Shares, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I : DEFINITIONS

“Adjustment Amount” has the meaning set forth in Section 2.2(b).

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Non-Competition Agreements, the Employment Agreements, the First Escrow Agreement, the Second Escrow Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer, certain of the Company’s employees or any of the Shareholders, as applicable in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Arbitration Firm” has the meaning set forth in Section 2.2(b)(ii).

“Audited Financial Statements” has the meaning set forth in Section 4.19(a).

“Buyer” has the meaning set forth in the preamble.

“Claims Notice” has the meaning set forth in Section 7.2(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Consents” means any consent, approval, authorization, qualification, or waiver of, or notice to, any third party or Governmental Authority.

“Contracts” means all contracts, agreements (including, without limitation, employment, non-disclosure, teaming, subcontracting and non-competition agreements), leases (whether real or personal property), commitments, instruments, guarantees, bids, orders and proposals and all oral understandings.

“Controlled Group” has the meaning set forth in Section 4.13(a).

“CTI ESOP” has the meaning set forth in the preamble.

“Employee Plans” has the meaning set forth in Section 4.13(a).

“Employment Agreements” has the meaning set forth in Section 3.1(c).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Condition” means any condition of the Environment with respect to the Real Property, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company prior to the date of this Agreement has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability, alleged or imposed by any Person (including, without limitation, any Governmental Authority).

“Environmental Law” means any federal, state or local law, regulation, rule, ordinance, policy or guideline relating to the Environment implementing or otherwise dealing with the subject matter thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Representations” has the meaning set forth in Section 7.3(a).

“Expiration Date” has the meaning set forth in Section 7.3(a).

“Federal Acquisition Regulations” means the Federal Acquisition Regulations as codified in the Code of Federal Regulations at 48 C.F.R. Section 1 et seq.

“Financial Statements” has the meaning set forth in Section 4.19(a).

“First Escrow Account” has the meaning set forth in Section 2.2(a).

“First Escrow Agreement” has the meaning set forth in Section 2.2(a).

“GAAP” means U.S. generally accepted accounting principles as consistently applied in accordance with the Company’s past practices.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials as defined in or the subject of any Environmental Law.

“Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any earn-out, contingent or non-compete payments, or (vi) any trade account payable, or (vii) any obligations owed to employees, or (viii) any other non-contingent liabilities, (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, and (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the date of this Agreement and (C) any and all amounts owed by the Company to any of its Affiliates including, without limitation, any of the Shareholders or their respective Affiliates.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“Intellectual Property” means all of the following that is owned by, issued to or licensed to the Company that is used in the business of the Company, along with all income, royalties, damages and payments due or payable on the date of this Agreement or thereafter, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); computer software and websites (including, without limitation, data and related documentation); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.17.

“Interim Financial Statements” has the meaning set forth in Section 4.19(a).

“Investment” means any debt or equity interest, directly or indirectly, in any Person.

“IRS” means the Internal Revenue Service.

“Law” means common law and any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Liability Claim” has the meaning set forth in Section 7.2(a).

“Lien” has the meaning set forth in Section 2.1.

“Litigation Conditions” has the meaning set forth in Section 7.2(b).

“Losses” has the meaning set forth in Section 7.1.

“Material Customers” has the meaning set forth in Section 4.25(a).

“Material Suppliers” has the meaning set forth in Section 4.25(b).

“Non-Competition Agreements” has the meaning set forth in Section 3.1(b).

“Old Accounts” has the meaning set forth in Section 8.12.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the Company’s ordinary course of business consistent with past custom and practice (which includes all those transactions disclosed to the Buyer in the Notes to the Pro Forma Balance Sheet, in each case, including with respect to quantity and frequency).

“Parent” has the meaning set forth in the recitals.

“Permit” means any permit, license, approval, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the date of this Agreement and (b) those matters that are set forth on Schedule 1.1.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pro Forma Balance Sheet” means the pro forma balance sheet of the Company as of June 30, 2004 previously delivered to the Buyer.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 4.7(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of a Hazardous Material into the Environment.

“Retention Letters” has the meaning set forth in Section 3.1(c).

“Returns” means all Tax returns, statements, reports and forms (including estimated Tax or information returns and reports).

“Second Escrow Account” has the meaning set forth in Section 2.2(a).

“Second Escrow Agreement” has the meaning set forth in Section 2.2(a).

“Selling Expenses” means all costs, fees and expenses of outside professionals incurred by the Company relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal fees, accounting, tax, broker and investment banking fees and other related expenses.

“Service Contract Act” means the Service Contract Act of 1965, as amended, as codified in the United States Code at 41 U.S.C. Section 351 et seq.

“Shares” has the meaning set forth in the recitals.

“Shareholders Representative” means Donald E. Rose.

“Shareholders” has the meaning set forth in the preamble.

“Subsidiary” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Tangible Net Worth” means the total assets of the Company minus the total liabilities of the Company as determined in accordance with GAAP, but exclude any amounts owed to the CTI ESOP that will be eliminated before or on the Closing Date.

“Tangible Personal Property” has the meaning set forth in Section 4.7(c).

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) binding on the Company or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Matter” has the meaning set forth in Section 6.4.

“Tax Returns” means any report, return or other information required to be supplied to any Taxing Authority in connection with Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

“Truth in Negotiations Act” means the Truth in Negotiations Act of 1962, as codified in the United States Code at 10 U.S.C. Section 2306 et seq.

ARTICLE II : PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. At the Closing (as defined below), the Buyer shall purchase from the Shareholders, and the Shareholders shall sell, transfer, assign, convey and deliver to the Buyer, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including any restriction on the right to vote, sell or otherwise dispose of the Shares (collectively, “Liens”).

2.2 Purchase Price.

(a) Subject to the adjustments in Section 2.2(b) and Section 2.2(c), the Buyer shall pay Shareholders the aggregate sum of Forty Five Million Dollars ($45,000,000) in cash in full consideration (the “Purchase Price”) for the transfer of the Shares at the Closing. The Purchase Price will be paid as follows:

(i) Thirty Nine Million Five Hundred Thousand Dollars ($39,500,000) (the “Initial Purchase Price”) to the Shareholders at the Closing payable to the individual Shareholders in the amounts and in the manner as set forth on Schedule 2.2(a).

(ii) One Million Dollars ($1,000,000) to be deposited at Closing in an interest bearing escrow account (the “First Escrow Account”) for the benefit of the Shareholders in substantially the form set forth as Exhibit A (the “First Escrow Agreement”).

(iii) Four Million Five Hundred Thousand Dollars ($4,500,000) to be deposited at Closing in an interest bearing escrow account (the “Second Escrow Account”) for the benefit of the Shareholders in substantially the form set forth in Exhibit B (the “Second Escrow Agreement”).

(b) First Escrow Account. As provided herein, the Purchase Price will be decreased by an amount equal to the excess, if any, of Eight Million Ninety Eight Thousand, Nine Hundred Thirty-Two Dollars ($8,098,932) over the Tangible Net Worth of the Company as reflected on the Closing Balance Sheet (the “Adjustment Amount”).

(i) Procedure. Within 90 days following the Closing, Buyer shall deliver to the Shareholders an audited Closing balance sheet (the “Closing Balance Sheet”) based upon the financial statements of the Company as of the Closing Date and its calculation of the Adjustment Amount determined in accordance with GAAP, based upon the Closing Balance Sheet, audited by Buyer’s accounting firm and including sufficient detail to allow the Shareholders Representative to analyze the accuracy thereof. The Shareholders shall have 30 days after receiving the Closing Balance Sheet and Adjustment Amount to review and notify Buyer of their approval or disapproval of same. Approval or disapproval of Shareholders Representative shall be deemed approval or disapproval, as the case may be, of the Shareholders. Failure of the Shareholders Representative to notify Buyer of his approval or disapproval thereof within such 30-day period shall be deemed approval of the Shareholders; provided, however, that in the event that the Shareholders Representative requires reasonable additional information to complete his analysis of the Adjustment Amount or the Closing Balance Sheet, he shall request such information from the Buyer, which will deliver such reasonable information to the Shareholders Representative. The Shareholders Representative shall have an additional thirty (30) days from the receipt of such information to complete analysis of the Adjustment Amount and the Closing Balance Sheet. In the event the Shareholders Representative notifies Buyer of his disapproval of all or any portion of the Closing Balance Sheet and the Adjustment Amount, and Buyer and the Shareholders Representative are unable to agree upon a resolution, then the issue in dispute shall be resolved in accordance with Section 2.2(b)(ii). On, or before, the fifth business day after the Shareholders’ approval of the Closing Balance Sheet and Adjustment Amount or the final determination of the Adjustment Amount in accordance with Section 2.2(b),

Buyer and Shareholders Representative, or a member of the Arbitration Firm (if applicable), shall deliver instructions to the escrow agent for the First Escrow Account directing payment of the amounts in First Escrow Account. In the event that the amounts in the First Escrow Account are insufficient to pay the entire Adjustment Amount, Buyer shall notify the Shareholders of same and the Shareholders shall, within 5 business days of such notice, pay to Buyer the remaining Adjustment Amount. Payments shall be made in immediately available funds by wire transfer to such bank account as Buyer specifies. Notwithstanding the foregoing, the parties agree that the CTI ESOP, shall only be severally liable to the Buyer for its pro rata share of the First Escrow Account and that it shall not be required to make any further payments with respect to any Adjustment Amount (including any share of Arbitration Firm expenses as described below) in excess of its pro rata share of the balance of the First Escrow Account. The Shareholders, other than the CTI ESOP shall be jointly and severally obligated for any portion of the Adjustment Amount not paid from the First Escrow Account.

(ii) Disputes. If the Shareholders object to the Adjustment Amount, the Shareholders shall, simultaneously with such objection, appoint a national accounting firm which, in cooperation with Buyer’s accounting firm, will determine the Adjustment Amount within 30 days of such objection. If the Shareholders’ accounting firm and Buyer’s accounting firm cannot agree on the Adjustment Amount within such 30-day period, the respective accounting firms shall mutually select a “Big Four” accounting firm (the “Arbitration Firm”) to determine the Adjustment Amount, and the decision of the Arbitration Firm shall be binding and conclusive on all parties. Buyer, on the one hand, and the Shareholders, on the other hand, shall each pay one-half of the costs and expenses of the Arbitration Firm.

(c) The Second Escrow Account. The Second Escrow Account will be held for a period of eighteen (18) months after the Closing to satisfy claims of the Buyer for indemnification under Article VII of this Agreement. At the end of eleven months from the Closing, the amount in the Second Escrow Account pertaining to the CTI’s ESOP pro-rata share of funds not subject to claims shall be released.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on July 1, 2004 or such other date as Buyer and Shareholders may agree (the “Closing Date”), but only upon payment of the Purchase Price (as hereinafter defined, and in the manner hereinafter described) and the exchange of signature pages to all Ancillary Agreements via facsimile transmission, provided that the attorneys for the parties hereto hold in their possession, in escrow, original signature pages to such Closing documents and deliver such originals to the other by overnight delivery, or at such other time and in such other manner as the parties may agree. The Closing will be effective as of 12:01 A.M. EDST July 1, 2004. To facilitate the transactions contemplated by this Agreement, all of the deliveries to be delivered at Closing will be executed as of the date hereof, dated as of the Closing Date and deposited in escrow with the Venable LLP law firm as of the date hereof. Release from such escrow will only be contingent upon delivery, in full, of the Initial Payment and funding, in full, of the First Escrow Account and Second Escrow Account. In the event that Buyer does not fund such amounts by July 7, 2004, all documents held in such escrow shall be returned to the party of their origin and this Agreement shall be terminable by either the Buyer or the Shareholders Representative.

ARTICLE III : DELIVERIES AND OTHER ACTIONS

3.1 Deliveries by the Shareholders. At the Closing, the Shareholders shall deliver, or cause to be delivered, to the Buyer the following items:

(a) copies of the certificate of the Shareholders Representative with regard to wiring instructions;

(b) copies of mutually agreeable non-competition agreements, from the individuals identified Schedule 3.1(b) (the “Non-Competition Agreements”);

(c) (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Buyer and (ii) any other documents that are necessary to transfer to the Buyer good and valid title to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(d) copies of a reasonably current long-form good standing certificate for the Company issued by the State Corporation Commission of the Commonwealth of Virginia and each state in which the Company is qualified to do business as a foreign corporation;

(e) copies of the Articles of Incorporation of the Company, certified by the State Corporation Commission of the Commonwealth of Virginia and copies of the By-laws of the Company certified by an officer of the Company;

(f) the original corporate record books and stock record books of the Company;

(g) copies of a certificate of the Chief Operating Officer, Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Closing Date, setting forth in sufficient detail acceptable to the Buyer as to:

(i) that the Company has not suffered any material adverse changes in its financial or legal condition or business since December 31, 2003;

(ii) except as set forth in the Pro Forma Balance Sheet, that since December 31, 2003, the Company has carried on its business in the Ordinary Course of Business in substantially the same manner as prior thereto and has used commercially reasonable efforts consistent with past practices and policies to preserve the Company business operations, keep available the services of its officers and employees and preserve its relationship with customers, suppliers and other having a business relationship with the Company;

(iii) the fact that the Company has obtained any consent from such regulators, bankers, customers and other governmental entities as are necessary in order to permit the transactions contemplated by this Agreement;

(iv) the Company having no interest bearing Indebtedness; and

(v) no debts or obligations are owed to the Company by any Shareholder and/or employee, other than normal travel advances;

(vi) no debts or obligations are owed to any of the Shareholders or employees by the Company other than for salary and vacation accrued since the Company’s last scheduled payday and normal reimbursement of expenses.

(vii) those employees of the Company that, to the knowledge of any such officer, intend to terminate their employment relationship with the Company within 180 days of the Closing Date.

(h) appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all indebtedness of the Company and all security interests related thereto to the extent directed by the Buyer;

(i) copies of all of the Consents listed on Schedule 4.6 and Schedule 4.7(b);

(j) copies of written resignations of each director and officer of the Company listed on Schedule 3.1(k);

(k) copies of the First Escrow Agreement executed by the Shareholders Representative;

(l) copies of the Second Escrow Agreement executed by the Shareholders Representative;

(m) copies of an auditor’s consent letter in the form attached hereto as Exhibit F from the auditors of the Company;

(n) copies of an opinion letter in the form attached hereto as Exhibit C from the law firm of Richard C. Loving, P.C.;

(o) copies of an opinion letter in the form attached hereto as Exhibit D from the law firm of Venable LLP; and

(p) a valuation from the independent appraisal firm that has furnished appraisals to the CTI ESOP in the past updating its most recent appraisal of the Company to the Closing Date.

(q) copies of cancelled notes that were given by certain Shareholders to Donald Rose for purchase of shares of the Company from Donald Rose.

3.2 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Shareholders the following items:

(a) the Initial Purchase Price, payable as set forth in Section 2.1.

(b) copies of the Non-Competition Agreements, duly executed by the Buyer;

(c) copies of the resolutions of the directors of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of the Buyer;

(d) copies of a certificate of the Chief Executive Officer and Chief Financial Officer of the Buyer, dated as of the Closing date that the Buyer has not suffered any material adverse change in its financial or legal condition or business since December 31, 2003;

(e) copies of the First Escrow Agreement executed by Buyer;

(f) copies of the Second Escrow Agreement executed by Buyer; and

(g) the consents required to execute and deliver this Agreement and to consummate the transactions hereunder; and

(h) such other documents and instruments as the Shareholders shall reasonably request to consummate the transactions contemplated hereby.

3.3 Conditions to Closing. It shall be a condition precedent to the obligations of each party, that all of the deliverables of the other party are released from the escrow contemplated by Section 2.3 of this Agreement at Closing. Additionally, it shall be a condition precedent to the obligations of Buyer under this Agreement that it is satisfied, in its sole discretion, with the results of meetings with the customers of the Company.

3.4 Post-Closing Operations. After the Closing Date, it is the current intention of the Buyer to allow the Company to operate as a stand-alone subsidiary of Buyer.

3.5 401K Plan. Buyer shall cause the Company to establish a 401(k) plan similar to that currently existing at the Buyer and have it available to employees of the Company on January 1, 2005, which will provide for past service credit towards vesting and eligibility for service with the Company.

3.6 Employee Releases. After the closing buyer shall cause the Company to use its reasonable efforts to obtain Releases and Indemnifications from its employees in Iraq and Qatar.

3.7 Termination of CTI ESOP. Effective immediately prior to the Closing Date, the CTI ESOP shall be amended by Amendment Number Seven, in such form as is reasonably satisfactory to Buyer, in connection with the transaction contemplated hereunder and shall be terminated. As soon as practicable after the Closing Date, Buyer shall cause to be filed with the Internal Revenue Service an application for a determination letter as to the qualified status of the CTI ESOP at its termination under Code Section 401(a). Distributions of CTI ESOP account balances shall be made from the CTI ESOP to participants as soon as administratively practicable following the later of receipt of such IRS determination letter or the completion of the December 31, 2004, allocation under the ESOP. Additional distributions to the CTI ESOP participants shall be made as soon as practicable after each release of funds from the Second Escrow to the CTI ESOP. Buyer shall maintain sponsorship of the CTI ESOP throughout the escrow periods under this Agreement and until the CTI ESOP is fully and finally dissolved, following the complete and final release of all funds to all Selling Shareholders from the Second Escrow. Buyer shall maintain the qualified status of the CTI ESOP and ESOP Trust under Code Section 401(a) and appoint appropriate Trustee(s) to serve under the CTI ESOP Trust through the date of its complete dissolution; provided, however, that Buyer shall retain the services of the current ESOP Trustee, Michael N. Mulkey, CPA, for a period of at least 30 days after the Closing. Buyer shall retain the services of the ESOP’s current third party administrator, The Principal Group, from the Closing and throughout the entire period following the Closing until the complete distribution of all assets from the ESOP Trust and the dissolution thereof.

ARTICLE IV : REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders jointly and severally represent and warrant to the Buyer and the Parent as follows:

4.1 Existence and Good Standing. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions where failure to do so would cause a material adverse effect on the Company. Schedule 4.1 sets forth those jurisdictions in which the Company is authorized to conduct business.

4.2 Power. The Company has all necessary corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

4.3 Validity and Enforceability. Each Shareholder has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform such Shareholder’s obligations under this Agreement and each of the Ancillary Agreements to which it is a party. This Agreement and each of the Ancillary Agreements to which the Shareholders are a party have been duly executed and delivered by each Shareholder and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. Except as provided in this Agreement or in the Ancillary Agreements, no further action on the part of any Shareholder is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

4.4 Capitalization of the Company. The authorized capital stock of the Company consists of 500,000 shares of Common Stock, of which 485,609 shares are issued and outstanding and all of which have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. Except as set forth on Schedule 4.4, there are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 4.4 sets forth a true and complete statement of the capitalization of the Company. Except as set forth on Schedule 4.4, the Company has no Subsidiaries and no Investments.

4.5 No Conflict. Except as set forth on Schedule 4.5, neither the execution of this Agreement or the Ancillary Agreements, nor the performance by any of the Shareholders of their obligations hereunder or thereunder will (a) violate or conflict with the Articles of Incorporation (or equivalent document) or the Bylaws of the Company or any Law or Order, including without limitation, the Federal Acquisition Regulations and supplements and the Truth in Negotiations Act, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any material, note, deed, lease, instrument, security agreement, mortgage, commitment, Contract, agreement, license or other instrument or oral understanding to which the Company or any of the Shareholders is a party or by which any of the assets or the properties of the Company are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company.

4.6 Consents. Except as set forth on Schedule 4.6, no consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by any of the Shareholders of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.7 Property.

(a) Title. Except as set forth on Schedule 4.7(a), the Shareholders have good and marketable title to the Shares, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens. Except as set forth on Schedule 4.7(a), the Company does not have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent that the Company does have any Real Property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such Real Property in accordance with any and all requirements of the applicable Governmental Authorities. The Company does not own any real property.

(b) Real Property Leases. Schedule 4.7(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”) including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property

Leases”) has been delivered to the Buyer, and, except as set forth on Schedule 4.7(b), no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is in full force and effect and is valid, binding and enforceable against the Company, and to the knowledge of any Shareholder, against their respective lessors, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There are no existing material defaults by the Company or, to the knowledge of any Shareholder, the lessor under any of the Real Property Leases, and to the knowledge of any Shareholder no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.7(b), (i) no consent is required from the lessor under any of the Real Property Leases in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate of the Company or the Shareholders is the owner or lessor of any Leased Real Property.

(c) Tangible Personal Property. Schedule 4.7(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $5,000.00 or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in possession of all Tangible Personal Property. Except as set forth on Schedule 4.7(c), the Company does not have any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control. To the extent that the Company does have any tangible personal property owned by a Governmental Authority in its possession or under its direct or indirect control, the Company has possessed, controlled and maintained such tangible personal property in accordance with any and all requirements of the applicable Governmental Authorities.

(d) Absence of Violations. Except as set forth on Schedule 4.7(d):

(i) None of the Real Property, nor the leasing, occupancy or use of the Real Property by the Company, is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation.

(ii) The condition and use of the Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Real Property. The Company has obtained all permits necessary for the operation of the business of the Company at the Real Property.

(e) Reassessments. There is not now pending nor to the knowledge of any Shareholder contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Real Property.

(f) No Condemnation. To the knowledge of any Shareholder, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Shareholders have not received any written notice or oral notice of any such proceeding, and no Shareholder has knowledge that any such proceeding is contemplated.

(g) Condition of Property. To the knowledge of any Shareholder, there are no material defects in, mechanical failure of, or damage to, the Real Property. The mechanical, electrical and HVAC systems serving the Real Property are in good working condition.

4.8 Litigation. Except as set forth in Schedule 4.8, there is no instance in which the Company is or has been within the three-year period prior to the date of this Agreement (a) subject to any unsatisfied Order or (b) a party or, to the knowledge of any Shareholder, is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. No event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any complaint, action, suit, proceeding, hearing or investigation of any Person or Governmental Authority. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of any Shareholder, threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, there are no pending or, to the knowledge of any Shareholder, threatened (a) actions by any Governmental Authority to modify the zoning classification of, or to condemn or take by power of eminent domain (or purchase in lieu thereof), or to classify as a landmark, or otherwise to take or restrict in any way the right to use, develop or alter, all or any part of the Real Property, (b) claims under or pursuant to any warranty, whether express or implied, on products sold by the Company prior to the date of this Agreement, (c) product recalls or post sale warnings, or similar actions by any Governmental Authority, on products sold by the Company, (d) claims against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising or any other claims relating to the violation of any Laws relating to anti-competitive practices or unfair trade practices of any kind or (e) any knowledge or notification of performance or cost issues relating to any government contract. Notwithstanding the foregoing, except as set forth on Schedule 4.8, the Company is not and has not been within the three-year period prior to the date of this Agreement subject to any audit or investigation of any Governmental Authority regarding the Company’s Contracts or business that could be reasonably likely to result in, or has resulted in, a finding or determination on the part of the Governmental Authority that was unfavorable to the Company or its interests.

4.9 Compliance with Laws. The Company is now, and has been within the past three years, in compliance with all Laws and Orders where failure to do so would have a material adverse effect on the Company, including, without limitation, those respecting (a) except as set forth in Schedule 4.9 attached hereto, employment practices (including, without limitation, all payroll and payroll withholding practices associated therewith, the Fair Labor Standards Act, the Service Contract Act and the Office of Federal Contract Compliance Programs, including DCAA), (b) zoning, (c) delivery practices and procedures (including, without limitation, testing, inspection and disclosure of product specifications), (d) intellectual property, (e) anti-competitive practices or unfair trade practices of any kind, and (f) the prices charged by the Company in connection with the marketing or sale of any products or services. Neither the Company nor any Shareholder has knowledge of any proposed Law or Order that would be applicable to the Company and that would adversely affect any assets, properties, liabilities, operations or prospects of the Company.

4.10 Necessary Property and Conditions of Property. The Company is the only operation through which the Company’s business is conducted. The assets and properties owned, leased or licensed by the Company are in good condition and repair (except property surplus to the business of the Company having an aggregate book value not in excess of $50,000 or not currently in use and not required for the operation of the business) subject to normal wear and tear consistent with the age of the assets and properties and constitute all of the assets and properties necessary to conduct the Company’s business as it is currently conducted.

4.11 Conduct of Business. Since December 31, 2003, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any material adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since December 31, 2003, and except as set forth on Schedule 4.11, the Company has not:

(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date (any such amounts have been repaid as of the date of this Agreement);

(b) sold, assigned or transferred (including, without limitation, transfers to any employees, Shareholders or Affiliates) any assets or properties except in the Ordinary Course of Business, or cancelled any debts or claims;

(c) waived any material rights of value or suffered any material losses;

(d) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock or any options;

(e) taken any other material action or entered into any other transaction (including any transactions with employees, Shareholders or Affiliates) other than in the Ordinary Course of Business or the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) except in the Ordinary Court of Business or as disclosed in the notes to the Pro Forma Balance Sheet (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iii) made any commitment or incurred any liability to any labor organization;

(g) made any capital expenditures or commitments therefore in excess of $10,000 individually and $50,000 in the aggregate;

(h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(i) made any material write-off or write-down of or made any determination to write-off or write-down any of its assets and properties;

(j) made any material change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(k) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required (or had it been in effect on the date of this Agreement would have been required) to be disclosed in the schedules to this Agreement;

(l) commenced or terminated any line of business; or

(m) received written notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it.

4.12 Labor Matters.

(a) Union and Employee Contracts. Except as set forth on Schedule 4.12(a), (i) the Company is not a party to or bound by any union contract, collective bargaining agreement, employment contract, independent contractor agreement, consultation agreement or other similar type of contract, (ii) the Company has not agreed to recognize any union or other collective bargaining unit and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company. The Company has not experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years. Except as set forth in Schedule 4.12(a), the Company has complied in all respects with all Laws relating to the employment of labor, including those related to payment of wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and it has not received any written notice alleging that it has failed to comply in any respect with any such Laws.

(b) List of Employees, Etc. The Company has previously delivered to Buyer an identified list of all employees (including part-time employees) and consultants of the Company, the rate of all regular, bonus and special compensation payable to each such Person in any and all capacities and any regular or special compensation that will be payable to each such Person in any and all capacities as of the date of this Agreement other than the then current accrual of regular payroll compensation. Except as set forth on Schedule 4.12, the Company does not employ employee who is not an at-will employee.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation,

bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company (or, where indicated below, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) with respect to which the Company (or, where indicated below, the Controlled Group) has made within the last three (3) years or is required or has liability to make payments, transfers, or contributions (all of the above being individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). The Company does not have any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) Except as provided in Schedule 4.13(b), true and complete copies of the following materials have been delivered to the Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan and (v) any other documents, forms or other instruments relating to any Employee Plan within the possession of and/or readily obtainable by the Company reasonably requested in writing by the Buyer on or before the date of execution of the Agreement.

(c) Except as provided in Schedule 4.13(c), each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

(d) Except as provided in Schedule 4.13(d), each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Except as provided in Schedule 4.13(e), the Company does not currently have, and at no time in the past five (5) years has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and (iii) the Women’s Health and Cancer Rights Act of 1998.

(g) Except as provided in Schedule 4.13(g), no Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time in the past five (5) years have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) There is no pending or, to the knowledge of any Shareholder, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor, to the knowledge of any Shareholder, is there any basis for one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the date of this Agreement have been paid, made or accrued on or before the date of this Agreement.

(j) With respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, (i) no insurance company issuing any such policy is, to the knowledge of any Shareholder, in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any insurer are imminent and (ii) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date of this Agreement.

(k) Except as provided in Schedule 4.13(k), no Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death, severance or retirement benefits under any Employee Plan or (iii) deferred compensation benefits reflected in the Financial Statements.

(l) Except as provided herein, or in Schedule 4.13(l), the execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependants of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

(m) Except as provided in Schedule 4.13(m), the Company has reserved all rights necessary to amend or terminate each of the Employee Plans in accordance with applicable law, without the consent of any other Person.

(n) Except as provided in Schedule 4.13(n), no Employee Plan provides benefits to any Person who is not a current employee of the Company or to the dependents or other beneficiaries of any such current employee.

(o) All contributions required to be paid with respect to workers’ compensation arrangements of the Company have been made or accrued as a liability in the Financial Statements.

(p) CTI ESOP Trustee Approval. The CTI ESOP Trustee, after consultation with independent counsel and taking into account the valuation described in Section 3.1(p), has on behalf of the CTI ESOP (i) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein and (ii) determined that the acquisition is in the best interest of the CTI ESOP participants, the sale of Shares is fair to the CTI ESOP and its participants from a financial point of view and constitutes a prudent transaction.

4.14 Environmental. Except as set forth on Schedule 4.14:

(a) There are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.

(b) There is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Company does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(c) The Company is presently and for the past five years has been in compliance with all Environmental Laws applicable to the Real Property or its business, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

(d) The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Real Property, except in compliance with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law.

(e) The Company has not (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Real Property or any facilities or operations on the Real Property; (ii) received notice under the citizen suit provisions of any Environmental Law in connection with the Real Property; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition at the Real Property; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to the Real Property.

(f) (i) There currently are effective all Permits required under any Environmental Law which are necessary for the Company’s activities and operations at the Real Property and for any past or ongoing alterations or improvements at the Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.

(g) The Company has made available to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including, without limitation, previously conducted environmental audits and documents regarding any disposal of Hazardous Materials from the Real Property, spill control plans and environmental agency reports and correspondence.

(h) The Company has not committed any act or failed to commit any act in connection with the performance of services relating to the Environment that could give rise to any liability or obligation on the part of the Company under any Law.

(i) No person, including any employee of the Company, has been exposed to any Hazardous Material as a result of the operations of the Company which exposure could give rise to any liability or obligation on the part of the Company under any Law.

4.15 Contracts. Schedule 4.15 sets forth all of the Contracts including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company is a party or to which any of the assets the Company are bound, (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company (including any such Contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any directors, officers, employees, Shareholders of the Company or Affiliates of any of the Shareholders; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including, without limitation, computer hardware or software or other property or services) in excess of $25,000; (g) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company; (h) pertaining to the lease of equipment or other personal property with aggregate payments in excess of $10,000; (i) providing for any offset, countertrade or barter arrangement; (j) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability; (k) providing for a joint venture with a Person; (l) involving management services, consulting services, support services or any other similar services including, without limitation, service agreements under which the Company is required to provide services to federal and state governments, and/or commercial customers, insurers, self-insured employees or any governmental or private health plan, managed-care plan or other similar Person; (m) involving the acquisition by the Company of any business enterprise whether via stock or asset purchase or otherwise; (n) pursuant to which the Company provides services or products, including, without limitation, the sub-contracting by the Company to any other Person, or by any other Person to the Company, or (o) any services or the manufacturing of any products. The Company has provided to the Buyer true and complete copies of each such Contract, as amended to date. Each Contract listed on Schedule 4.15 (or required to be listed on Schedule 4.15) is a valid, binding and enforceable obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. With respect to the Contracts listed on Schedule 4.15 (or required to be listed on Schedule 4.15): (a) neither the Company nor, to the knowledge of any Shareholder, any other party thereto is in material default under or in material violation of any Contract, including any requirement that Company employees must be qualified to work within the labor category descriptions mandated in the Contracts; (b) to the knowledge of any Shareholder, no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (c) the Company has not released any of its material rights under any Contract. Except as set forth on Schedule 4.15, each employee of the Company has executed and delivered to the Company the Company’s standard non-disclosure and employment agreement(s). Except as indicated in Schedule 4.15, with respect to those contracts required to be listed in Schedule 4.15, to the knowledge of any Shareholder, no losses will be incurred by the Company upon the completion of any such contract.

4.16 Licenses and Permits. Except as set forth on Schedule 4.16, the Company has obtained and currently holds all Permits that are necessary for the conduct of its business as it is currently conducted. The Company is in compliance with the terms of such Permits and there is no pending or, to the knowledge of any Shareholder, threatened termination, expiration or revocation of any of the foregoing. Except for the Permits set forth on Schedule 4.16, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Company, as it is currently conducted.

4.17 Intellectual Property.

(a) Schedule 4.17 sets forth a true and complete list of all Intellectual Property, including all licenses or similar agreements for the Intellectual Property to which the Company is a party, either as licensee or licensor, other than (i) Intellectual Property that is both not registered or subject to application for registration and not material to the business, (ii) so-called “execute by opening” software licenses; and (iii) software licenses for which payment in the aggregate is less than $20,000.

(b) Except as set forth on Schedule 4.17, (i) the Company owns and possesses all necessary rights and interests in and to the Intellectual Property, free and clear of all Liens; (ii) the Company has the sole and exclusive right to use the Intellectual Property; (iii) no claim by any Person contesting the validity, enforceability or ownership of any of the Intellectual Property has been made, is currently outstanding, to the knowledge of any Shareholder, or is threatened and, to the knowledge of any Shareholder, there are no grounds for the same; (iv) no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable; (v) the Company has not received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property; and (vi) the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any Person, and neither the Company nor any Shareholder is aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the business of the Company, nor has the Company or any of the Shareholders received any demand or request that the Company license any rights from any Person.

(c) The Intellectual Property comprises all of the intellectual property rights necessary for the operation of the business of the Company as currently conducted by the Company. The transactions contemplated by this Agreement and the Ancillary Agreements will have no adverse effect on the Company’s right, title and interest in and to the Intellectual Property. The Company has taken all necessary action to maintain and protect the Intellectual Property so as to not adversely affect the validity or enforceability of the Intellectual Property. To the knowledge of any Shareholder and the Company, the owners of any Intellectual Property licensed to the Company have taken all necessary and desirable action to maintain and protect that portion of the Intellectual Property subject to such licenses. The Company is not in material default under the terms of any license agreement with respect to any Intellectual Property to which it is a party, including, without limitation, those provisions related to number of users, named users, or authorized or system users.

4.18 Insurance. Schedule 4.18 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, errors and omissions, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. Such policies are in full force and effect, and the Company is not in default under any of them. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a upward adjustment in premiums under any of the insurance policies set forth on Schedule 4.18. Except as set forth on Schedule 4.18, the insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. To the knowledge of any Shareholder, no insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

4.19 Financial Statements.

(a) The Company has previously delivered to Buyer true and complete copies of (i) the audited balance sheets of the Company as of December 31, 2001, 2002 and 2003, and the related audited statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Audited Financial Statements”), (ii) the unaudited balance sheet of the Company as of May 31, 2004, and the related unaudited statement of income for the five-month period then ended (the “Interim Financial Statements”), and (iii) the Pro Forma

Balance Sheet of the Company as of June 30, 2004 and accompanying notes (the “Pro Forma Balance Sheet”) (the Audited Financial Statements, Interim Financial Statements and the Pro Forma Balance Sheet being collectively referred to as the “Financial Statements”).

(b) The Audited Financial Statements present fairly, in all material respects, the financial position, results of operations, Shareholders’ equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistently applied throughout the periods indicated. The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company at the date and for the period indicated and have been prepared and reviewed by the management of the Company in accordance with GAAP, consistent with the Audited Financial Statements, except for the absence of note disclosure and customary year-end adjustments. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company. The Pro Forma Balance Sheet has been prepared in accordance with GAAP and represents a good faith projection of the results of the Company’s operations through June 30, 2004, based upon all the financial information available to the Company as of May 14, 2004.

(c) The Company’s books and records for each and every government contract are maintained in compliance with the requirements and standards of the Defense Contract Auditing Agency and all other applicable governmental or agency Laws, rules and requirements. The Company has disclosed to the Buyer (i) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Buyer any material weaknesses in such internal controls that are known to the Shareholders or that have been reported to the Company by the DCAA or the Company’s auditors, (ii) any significant changes in the Company’s internal controls or in other factors that could, to the knowledge of any Shareholder, significantly affect internal controls during or subsequent to any of the periods covered by the Financial Statements and the Interim Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses, and (iii) any fraud of which the Shareholders are aware, whether or not material, that involves management or other employees who have a significant role in the Company’s controls and procedures.

4.20 Undisclosed Liabilities. The Company does not have any material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except (i) liabilities reflected in the Financial Statements, (ii) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business; or (iii) as otherwise set forth on Schedule 4.20.

4.21 Accounts Receivable. All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims for which all necessary performance has been rendered by the Company as of the Closing Date. The reserve on the Financial Statements against the accounts receivable for returns and bad debts has been calculated in a manner consistent with past practice. As of the Closing Date, all of the accounts and notes receivable of the Company are, in the aggregate, collectible in full, net of the reserve and/or retainage therefor, in the Ordinary Course of Business within eleven (11) months of the Closing Date. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company are pending or threatened. All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are Shareholders or Affiliates of the Company or the Shareholders.

4.22 Bank Accounts. Schedule 4.22 sets forth a true and complete list of the name and address of (a) each bank with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto and (b) the name of each Person holding a power of attorney on behalf of the Company.

4.23 Indebtedness. Except as set forth on Schedule 4.23, the Company has no interest bearing Indebtedness nor any accrued but unpaid interest related to any Indebtedness.

4.24 Taxes.

(a) Except as set forth in Schedule 4.24, all Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company, to the extent required to be filed on or before the date of this Agreement, have been filed when due in accordance with all applicable Laws, including any extensions of time within which to file any Return.

(b) All Returns with respect to Pre-Closing Tax Periods correctly reflect in all material respects the income, business, assets, operations, activities and status of the Company. Except as set forth in Schedule 4.24(b), the Company is not a beneficiary of any extension of time within which to file any Return.

(c) Except as set forth in Schedule 4.24(c), no Return of the Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(d) The Company does not have any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Period, except for Tax liabilities, other than income Tax liabilities, reflected in the Financial Statements or that have arisen after the date of the Financial Statements in the Ordinary Course of Business and except as set forth in Schedule 4.24.

(e) The Company is not, and has not been, a party to any contract under which any Person may receive payments characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

(f) Except as set forth in Schedule 4.24, all Taxes owed by the Company (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

(g) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There is no action, suit or proceeding now pending, no claim, audit or investigation now pending of which any of the Shareholders is aware or any action, suit, claim, audit or investigation threatened against or with respect to the Company in respect of any Tax.

(i) There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.

(j) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent.

(k) Schedule 4.24 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company.

(l) Neither the Company nor any of the Shareholders has received notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Returns that it is or may be subject to taxation by that Governmental Authority.

(m) Except as set forth on Schedule 4.24, the Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(n) The Company has disclosed on its federal income Tax Returns all positions taken in such Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) Neither the Company nor any Person on behalf of the Company has entered into any agreement or consent pursuant to Section 341(f) of the Code.

(p) So long as a proper 338(h)(10) election is made, the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Laws of any jurisdiction) as a result of change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period.

(q) The Company is not a party to any Tax allocation or sharing agreement.

(r) The Company had in effect at all times valid elections under Section 1362 of the Code, or its equivalent, and similar provisions of the applicable state laws (where required or allowed) to be taxed as an “S” Corporation for all tax years and is eligible to make an election under Section 338(h)(10) of the Code.

(s) No Shareholder is a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company has no permanent establishment in any foreign country, as defined in the applicable tax treaty, if any, between the United States and such foreign country. The Company is not, and never has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code and Buyer is not required to withhold tax on the purchase of the Shares by reason of Section 1445 or any other provisions of the Code. The Company has not participated in an international boycott within the meaning of Section 999 of the Code. None of the assets or properties of the Company (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (iii) is required to be treated as property owned by another under the provisions of former Section 168(f)(8) of the Code. The Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code. The basis the Company in its assets is as set forth in its financial and tax records.

4.25 Customers, Suppliers and Subcontractors.

(a) Schedule 4.25(a) sets forth the largest customers of the Company the account that in the aggregate account for 60% of the gross revenues of the Company for each of the years ended December 31, 2001, 2002 and 2003 (“Material Customers”). Except as set forth on Schedule 4.25(a), (i) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Company does not have knowledge that any such reduction will occur; (ii) no Material Customer has terminated its relationship with the Company or, to the knowledge of any Shareholder, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Customer; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

(b) Schedule 4.25(b) sets forth the 20 largest suppliers of the Company for each of the years ended December 31, 2001, 2002 and 2003 (“Material Suppliers”). Except as set forth on Schedule 4.25(b), (i) all Material Suppliers continue to be suppliers of the Company and none of such Material Suppliers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Company does not have any knowledge that such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Company or, to the knowledge of any Shareholder, has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any Material Supplier; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No supplier to the Company represents a sole source of supply for goods and services used in the conduct of the Company’s business.

(c) Schedule 4.25(c) sets forth all subcontractors engaged by the Company for each of the years ended December 31, 2001, 2002 and 2003. Except as set forth on Schedule 4.25(c), (i) all subcontractors continue to be available to the Company to be engaged as subcontractors and none of such subcontractors has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2003, and the Company does not have any knowledge that such reduction will occur; (ii) to the knowledge of any Shareholder, no subcontractor has terminated its relationship with the Company or has threatened to do so; (iii) the Company is not involved in any material claim, dispute or controversy with any subcontractor; and (iv) the Company is not involved in any material claim, dispute or controversy with any of its other subcontractors that, individually or in the aggregate, could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company. No subcontractor of the Company represents a sole source of supply for work and services used in the conduct of the Company’s business.

4.26 Disclosure. Neither the Shareholders nor the Company has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’s business. Neither this Agreement (including the exhibits and schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.27 Related Party Transactions. Except as set forth on Schedule 4.27 or disclosed in the notes to the Pro Forma Balance Sheet, none of the Company, the Shareholders or any of their respective Affiliates, nor any current or former director, officer or employee of the Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of its business or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with the Company. There is no outstanding Indebtedness of any current or former director, officer, employee or consultant of the Company or any Shareholder or any of their Affiliates to the Company.

4.28 Brokers. Other than Technology Investment Bank, BB & T Capital Markets, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or the Shareholders in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person acting, directly or indirectly, as a broker, finder or financial advisor is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or the Shareholders.

ARTICLE V : REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

The Buyer and Parent hereby represent and warrant to each of the Shareholders as follows:

5.1 Existence and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

5.2 Power. Both Buyer and Parent have the corporate power and authority to execute, deliver and perform fully their respective obligations under this Agreement and the Ancillary Agreements to which it is a party.

5.3 Validity and Enforceability. Both Buyer and Parent have the capacity to execute, deliver and perform their respective obligations under this Agreement and the Ancillary Agreements to which each or both are a party. This Agreement and each of the Ancillary Agreements to which the Buyer and/or Parent, as the case may be, are a party have been duly executed and delivered by the Buyer and/or Parent, and, assuming due authorization, execution and delivery by each of the Shareholders, represent the legal, valid and binding obligation of the Buyer and/or Parent as applicable, enforceable against the Buyer and/or Parent as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. No further action on the part of the Buyer or Parent is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

5.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer and Parent of their respective obligations hereunder or thereunder will violate or conflict with the either the Buyer’s or Parent’s Certificate of Incorporation or Bylaws, or Law or Order, or any material Contract.

5.5 Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Buyer and Parent of this Agreement or the Ancillary Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby.

5.6 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer or Parent in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer or Parent.

5.7 Disclosure. No representation, warranty or covenant made by the Buyer or Parent herein, or in any certificate or document furnished or delivered by Buyer or Parent to the Shareholders, contains or will contain any untrue statement of a material fact or omits or will omit any fact necessary to make the statements contained herein or therein not misleading.

5.8 Litigation. There is no suit, claim, action, proceeding, or arbitration pending or threatened against the Buyer or Parent, which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. There is no outstanding citation, order, judgment, writ, injunction, or decree of any court, government, or governmental or administrative agency against or affecting the Buyer or Parent.

ARTICLE VI : TAX MATTERS

6.1 Returns. For all periods consistent with past practices up to and including the Closing Date, the Sellers shall have the exclusive authority to prepare and file, or cause to be prepared and filed, all such Tax Returns previously unfilled by the Company for such periods, provided, however, that no such Tax Returns shall be filed without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed. After the Closing Date, the Buyer shall have the exclusive authority to prepare and file, or cause to be prepared and filed, all Tax Returns of the Company. The Buyer may amend any previously filed returns upon the Sellers’ written consent. From the date of this Agreement and prior to the Closing, neither the Sellers nor the Company nor any person acting on their or its behalf shall file or cause to be filed any amended Return without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Sellers shall be responsible for paying all Taxes relating to the Company through the Closing Date (in excess of amounts accrued for such taxes on the Closing Balance Sheet), consistent with the allocations set forth in Schedule 6.5, including all taxes attributable to the Section 338(h)(10) election.

6.2 Apportionment of Taxes. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the date of this Agreement will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as determined from the books and records of the Company, between Pre-Closing and Post-Closing Tax Periods as though the taxable year of the Company terminated at the close of business on the date of this Agreement, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. The Shareholders will be liable for the payment of all Taxes of the Company that are attributable to any Tax through the Closing Date whether shown on any original Returns or amended Returns for the period referred to in such Returns. The Buyer will be liable for the payment of all Taxes that are attributable to any Post-Closing Tax Period. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company in connection with this Agreement and the Ancillary Agreements will be borne and paid equally by the Shareholders, on the one hand, and the Buyer, on the other hand, when due, and the Shareholders, at the shared expense of Buyer, on the one hand, and the Shareholders, on the other hand, will cause to be filed all necessary Returns and other documentation with respect to all such Taxes and fees.

6.3 Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, the Buyer and the Company, on the one hand, and the Shareholders, on the other hand, shall cooperate with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes.

6.4 Controversies. The Buyer shall notify the Shareholders Representative in writing upon receipt by the Buyer or any Affiliate of the Buyer (including the Company after the date of this Agreement) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Shareholders Representative, at the expense of the Shareholders, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS or any other Tax Authority and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that no Shareholder will enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Buyer, the Company or any Affiliate of the foregoing for any Post-Closing Tax Period, including the portion of a period beginning before the date of this Agreement and ending after the date of this Agreement, without the prior written consent of the Buyer, which consent may not be unreasonably withheld or delayed. The Shareholders Representative shall keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Shareholders Representative shall, in good faith, allow the Buyer to consult with him regarding the conduct of or positions taken in any such proceeding.

6.5 Allocation of Purchase Price. The Buyer and the Shareholders Representative agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on Schedule 6.5 in a manner consistent with Sections 338(h)(10) and 1060 of the Code and the Treasury Regulations thereunder, which schedule will be prepared initially based on the unadjusted Purchase Price and shall be adjusted in order to take into account any adjustments, if any, as provided for in Section 2.2 hereof. Each of the Shareholders Representative, the Shareholders, the Buyer and any of their respective Affiliates will adhere to, and be bound by, the allocation reflected in Schedule 6.5 for foreign, U.S. federal, state or local income tax purposes. None of the Shareholders Representative, the Shareholders, the Buyer and any of their respective Affiliates will take any position contrary to the allocation reflected in Schedule 6.5 unless required to do so by applicable Tax Laws.

6.6 Section 338(h)(10) Election.

(a) Buyer and Shareholders agree, with respect to the acquisition of the Shares pursuant to this Agreement, to prepare and file the election provided by Section 338(h)(10) of the Code and any comparable election under state, county, or local law (collectively and separately the “Election”). Each party shall provide to the other all information necessary to permit the making of the Election. Buyer and Shareholders shall, no later than 30 days prior to the last date for filing a timely Election, execute and file Internal Revenue Service Form 8023 and all other forms, returns, elections, schedules, and documents as may be required to effect and preserve a timely Election.

(b) In connection with the Election and no later than 30 days prior to the last date for filing a timely Election, Buyer shall in good faith (i) determine the amount of the “adjusted grossed-up basis” of the Company’s assets (within the meaning of Treasury Regulations adopted under Section 338(h)(10), and (ii) allocate the adjusted grossed-up basis among the Company’s assets in accordance with the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Shareholders and Buyer will not take any position inconsistent with the Election, the Allocation, or the amount of the adjusted grossed-up basis in any tax return or otherwise; provided, however, that Shareholders shall be entitled to take into account their Transaction Costs when calculating such gain or loss. Buyer shall allocate the adjusted grossed-up basis among the Company’s assets in a manner consistent with the Allocation and will not take any position inconsistent with the Election, the Allocation or the amount of the adjusted grossed-up basis in any tax return or otherwise; provided, however, that the Buyer shall be entitled to add its Transaction Costs to the adjusted grossed-up basis for purposes of allocating such adjusted grossed-up basis among the Company’s assets.

(c) Upon making the Election, Shareholders shall pay to Buyer and shall hold the Buyer harmless from, the amount, if any, of tax liability imposed on the Company attributable to the making of the Election or attributable to an election under state, local, or foreign law similar to the election available under Section 338(h)(10) of the Code.

ARTICLE VII : REMEDIES

7.1 General Indemnification Obligation. Subject to the limitations contained in Section 7.3, The Shareholders shall jointly and severally indemnify and hold harmless the Company, the Buyer, the Parent and their officers, directors, employees, and agents and the Company’s and the Buyer’s Affiliates from and against any and all Losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons based upon, arising out of or otherwise in respect of (a) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of any of the Shareholders contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement, (b) any Selling Expenses not fully paid prior to the Closing, or (c) any Taxes attributable to any Pre-Closing Tax Period not fully paid when due and payable unless fully accrued for on the Closing Balance Sheet. The Buyer and Parent shall jointly and severally indemnify and hold harmless the Shareholders from and against any and all Losses sustained by any of such Shareholders based upon, arising out of or otherwise in respect of (a) any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer and/or Parent contained in this Agreement (including any schedule or exhibit attached hereto) or any Ancillary Agreement to which the Buyer is a party or (b) the operation of the Company subsequent to the Closing.

7.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after the Shareholders, on the one hand, or the Buyer, on the other hand, becomes aware of any claim that such party has under Section 7.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party or parties (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) Liability Claim solely seeks (and continues to seek) monetary damages; and (iv) Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

7.3 Survivability; Limitations.

(a) The representations and warranties of the Shareholders and the Buyer contained in this Agreement or in any Ancillary Agreement will survive for a period ending eighteen (18) months after the date of this Agreement (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to fraud or a breach of or inaccuracy in the representations and warranties set forth in Section 4.13 (Employee Benefit Plans), the first sentence of Section 4.19(c) (DCAA audits), Section 4.24 (Taxes) and Section 4.4 (Capitalization) will be the expiration of the applicable statute of limitations; (ii) there will be no Expiration Date for any Liability Claim relating to claims based on a breach of or inaccuracy in the representations and warranties set forth in the first two sentences of Section 4.7(a) (Property) (the representations and warranties identified in clauses (i) and (ii) above, the “Excluded Representations”); and (iii) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 7.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved. All of the covenants and agreements of the Shareholders, the Buyer and the Parent contained in this Agreement will survive after the date of this Agreement until the expiration of any applicable statute of limitations.

(b) Notwithstanding anything to the contrary contained in this Article VII, the Shareholders will not have any liability as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement (other than the Excluded Representations), until the aggregate amount of all such Losses sustained by the Parent or the Buyer exceeds Two Hundred Thousand Dollars ($200,000), in which case the Shareholders will be jointly and severally liable for all such Losses from the first dollar of loss without regard to such amount provided, however, any Loss, which is less than Two Thousand Dollars ($2,000) (excluding fees) after aggregating such Loss with all Losses of a similar nature (i.e., uncollectible receivables) shall be excluded from Losses entitled to indemnification. Losses with respect to Excluded Representations will be subject to indemnification from the first dollar of loss.

(c) The maximum aggregate joint and several indemnification obligations of the Shareholders to the Buyer pursuant to Section 7.1 (excluding the Excluded Representations) made by the Shareholders in this Agreement will not exceed the amounts in the Second Escrow Account. With respect to Excluded Representations, the maximum obligation of each Shareholder shall not exceed his/her/its pro rata share of the Purchase Price and provided further that the parties each acknowledge and agree that the CTI ESOP shall have no liability under this Agreement, for any reason, in excess of its interest in the First Escrow Account and the Second Escrow Account.

(d) Notwithstanding anything to the contrary contained in this Article VII, the Shareholders will be jointly and severally liable for all indemnification obligations to the Buyer or the Company pursuant to this Agreement; provided, however, that the Shareholders shall only be severally liable for the indemnification obligations with respect to Sections 4.3 (Validity and Enforceability), 4.5(b) (No Conflicts), 4.6 (Consents) and the first two sentences of 4.7(a) (Property-Title), and the CTI ESOP in all events shall be severally and not jointly liable for any of its indemnification obligations under this Article 7.

(e) Except as provided above with respect to the CTI ESOP, notwithstanding anything to the contrary in this Agreement, the Shareholders do not have any individual right to assert any Liability Claim under this Article VII, and any and all Liability Claims on behalf of the Shareholders may be brought only by the Shareholders Representative.

7.4 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies under this Article VII, may sue in equity for specific performance of such covenant, and each party expressly waives the defense that a remedy in damages will be adequate.

7.5 Exclusive Remedy. The remedies provided in this Article VII shall be the exclusive remedy of the parties hereto in connection with any claim or action arising under this Agreement.

7.6 Shareholders Representative.

(a) Shareholders Representative; Power and Authority. Each Shareholder hereby appoints the Shareholders Representative as agent and attorney-in-fact for each such Shareholder, for and on behalf of each such Shareholder, with full power and authority to represent each Shareholder and such Shareholder’s successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements (other than the Non-Competition Agreements and the Employment Agreements) and all actions taken by the Shareholders Representative under this Agreement or such Ancillary Agreements will be binding upon each such Shareholder and such Shareholder’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Shareholders Representative shall have full power and authority, on behalf of each Shareholder and such Shareholder’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement or any such Ancillary Agreements, to negotiate and compromise any dispute that may arise under this Agreement or any such Ancillary Agreements and to sign any releases or other documents with respect to any such dispute. A Shareholder will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Shareholders Representative signs on behalf of such Shareholder.

(b) Liability. In performing any of its duties under this Agreement or upon the claimed failure to perform its duties under this Agreement, the Shareholders Representative will not be liable to the Shareholders, the Company, the Parent or the Buyer for any Losses that any such party may incur as a result of any act, or failure to act, by the Shareholders Representative under this Agreement, and the Shareholders Representative shall be indemnified and held harmless by the Shareholders for all Losses; provided, however, that the Shareholders Representative will not be entitled to indemnification for Losses to the extent that a court of competent jurisdiction has finally determined that the actions or omissions of the Shareholders Representative both (i) were taken or omitted not in good faith and (ii) constituted willful default under this Agreement. Accordingly, the Shareholders Representative will not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to the duties and responsibilities of the Shareholders Representative under this Agreement or the Ancillary Agreements or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or any Ancillary Agreement, not only as to its due execution and to the validity and effectiveness of such document’s provisions, but also as to the truth and accuracy of any information contained in such document, which the Shareholders Representative does in good faith believe to be genuine, to have been signed or presented by the purported proper Person or Persons and to conform with the provisions of this Agreement or the Ancillary Agreements. The limitation of liability provisions of this Section 7.6(b) shall survive the termination of this Agreement and the resignation of the Shareholders Representative.

ARTICLE VIII : MISCELLANEOUS

8.1 Further Assurances. From and after the date of this Agreement, at the request of the Buyer, the Shareholders and the Shareholders Representative shall execute and deliver or cause to be executed and delivered to the Buyer or the Company such deeds, bills of sale, assignments or other instruments to the Buyer or the Company, in addition to those required by this Agreement, as the Buyer or the Company may reasonably request, in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

8.2 Press Release and Announcements. Subject to applicable Law and exchange rules, the Shareholders, the Company, the Parent and the Buyer may not issue any press release or other public announcement relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby unless such press release or public announcement is mutually agreed to by the Shareholders Representative and the Buyer.

8.3 Expenses. Each of the parties shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Shareholders shall pay, at or prior to Closing, all expenses of the Company arising out of the documentation of this Agreement and consummation hereof.

8.4 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other party. Notwithstanding the previous sentence, the Buyer may, without the consent of the Shareholders, assign its rights under this Agreement to any of its Affiliates, so long as Buyer remains liable for any obligations under this Agreement of such assignee.

8.5 Headings. The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

8.6 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Shareholders Representative. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

8.7 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The word “knowledge” shall mean the actual knowledge of every Shareholder other than Lynn Kravitz and Michael Cauldwell. With respect to Lynn Kravitz and Michael Cauldwell, it shall mean knowledge obtained or obtainable after due inquiry and reasonable investigation.

8.8 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

8.9 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to Company:

405 Belle Air Lane
Warrenton, VA 20186
Attention:
Facsimile No.: (540) 347-7105

with a copy to:

Venable LLP
575 7th Street N.W.
Washington, DC 20004-1601
Attention: Wallace E. Christner, Esq.
Facsimile No.: (202) 344-8300

If to the Shareholders:

Donald E. Rose
Shareholders Representative
4616 Canter Lane
Warrenton, VA 20187

with a copy to:

Venable LLP
575 7th Street N.W.
Washington, DC 20004-1601
Attention: Wallace E. Christner, Esq.
Facsimile No.: (202) 344-8300

If to the Buyer:

MTC Technologies, Inc.
4032 Linden Avenue
Dayton, Ohio 45432
Attention: Mr. Michael Gearhardt
Facsimile No.: (937) 252-1690

with copies to:

Coolidge, Wall, Womsley & Lombard
33 West First Street
Suite 600
Dayton, OH 45402
Attention: Jonas J. Gruenberg
Facsimile No.: (937) 223-6705

Any party may change its address or facsimile number for the purposes of this Section 8.9 by giving notice as provided in this Agreement.

8.10 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.12 Collection of Accounts Receivable. All account receivables that the Buyer is reimbursed for as not being collected within eleven (11) months of the Closing Date are hereinafter referred to as the “Old Accounts.” Buyer shall cause the Company to use reasonable efforts for the eleven-month period following the Closing Date to collect the Old Accounts. To the extent that any amounts are collected on the Old Accounts, the proceeds shall be promptly paid over to the Shareholders Representative for distribution to the Shareholders.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

MTC Technologies, Inc., an Ohio corporation

By:	/s/ Michael Gearhardt
Name: Michael Gearhardt
Title: CFO

PARENT:

MTC Technologies, Inc., a Delaware corporation

By:	/s/ Michael Gearhardt
Name: Michael Gearhardt
Title: CFO

SHAREHOLDERS:

Command Technologies, Inc. Employee Stock
Ownership Plan Trust

By:	/s/ Michael N. Mulkey
Trustee

/s/ Lynn O. Kravitz
Lynn O. Kravitz, Shareholder

/s/ Michael L. Cauldwell
Michael L. Cauldwell, Shareholder

/s/ James G. Warthen
James G. Warthen, Shareholder

/s/ George Ostrom
George Ostrom, Shareholder

/s/ Dennis Killian
Dennis Killian, Shareholder

/s/ James Conroy
James Conroy, Shareholder

/s/ Donald E. Rose
Donald E. Rose, Shareholder and as Shareholders’ Representative

/s/ Beth Miratsky
Beth Miratsky, Shareholder

/s/ Richard C. Loving
Richard C. Loving, as Trustee for the Leslie Pullin Trust, Shareholder

/s/ Robert T. Rose
Robert T. Rose, Shareholder

/s/ Jeffrey Rose
Jeffrey Rose, Shareholder

/s/ Donna D. Dubinskas
Donna D. Dubinskas, Shareholder

[Signature Page – Stock Purchase Agreement]